Exhibit 99.1

For Release: Immediately

Contact:

Media – Christopher Farage - Vice President - Corp. Communications	216/896-2750
cfarage@parker.com

Financial Analysts – Pamela Huggins, Vice President - Treasurer	216/896-2240
phuggins@parker.com

Stock Symbol: PH – NYSE

Parker Hannifin Reports Record Sales, Income from Continuing Operations, and Cash Flow From Operations in Third Quarter

CLEVELAND, April 18, 2006 — Parker Hannifin Corporation (NYSE: PH) today reported third quarter records in sales and income from continuing operations, and year to date cash flow from operations. For the third quarter of fiscal-year 2006, sales were $2.50 billion, up 18.3 percent, as compared to sales of $2.11 billion from the same period last year. Income from continuing operations in the third quarter of fiscal 2006 was $1.46 per diluted share, compared to $1.16 in the prior year. Cash flow from operations reached $610.0 million or 9 percent of sales, a record for the first nine months, surpassing $498.4 million or 8.5 percent of sales in the same period last year.

The current quarter includes an expense of 3 cents per diluted share related to FAS 123R, which requires the expensing of equity based compensation, and income of 3 cents per diluted share as a result of a litigation settlement. These two items are included in “Other Expense” for segment reporting purposes, and are not included in the operating segment results.

“We had another strong quarter,” said Chairman and CEO Don Washkewicz . “The growth we demonstrated this quarter keeps us on track for another year of double-digit growth. Of our 18 percent growth in the quarter, 10 percent was organic, which reflects our commitment to premier customer service and our participation in global markets. We continue to do what we said we would do—grow this company by greater than 10 percent each year. This is a track record of accomplishment that can give confidence to our key stakeholders, including customers, employees, investors and creditors.”

Third Quarter Segment Results

“In the quarter,” Washkewicz continued, “we saw strength in our end markets and regions across the world. North America continued to grow, with the exception of the automotive market, as did Europe and Asia; Latin America remained solid. Our aerospace business continued to be very strong across both military and commercial markets.”

In the North American Industrial segment, third quarter operating income increased 37.1 percent over the prior year to $164.7 million, on sales of $1,062.7 million.

The International Industrial segment third quarter operating income increased 56.8 percent over the prior year to $98.9 million, on sales of $774.0 million.

In the company’s Climate & Industrial Controls segment, third quarter operating income decreased 10.4 percent over the prior year to $23.8 million, on sales of $270.4 million.

The Aerospace segment third quarter operating income increased 24.0 percent over the prior year to $54.5 million, on sales of $391.0 million.

Fiscal Year to Date Results

For the first nine months of fiscal-year 2006, sales were $6.77 billion, up 14.8 percent, as compared to sales of $5.90 billion from the same period last year. Income from continuing operations for the first nine months of fiscal 2006 was $3.73 per diluted share, compared to $3.13 in the same period in the prior year.

“We continue to be very pleased with our ability to generate record levels of income from continuing operations and cash flow from operations,” added Washkewicz. “These results, along with our improved cost basis and productivity gains from our Lean manufacturing initiative, allow us ample flexibility to invest in new technologies, new and emerging growth areas, and strategic acquisitions.”

“In addition,” Washkewicz continued, “one of the things that sets us apart, and accounts for our leadership position in motion and control technologies, is our ability to get our products, services, and systems anywhere in the world they are needed by our customers, and our customers’ customers. Our industry leadership and our double digit organic growth is achieved through our network of approximately 12,000 independent distribution and retail outlets that represent Parker across the world. This channel to market also helps drive our improving levels of customer service and delivery, which are at an all time high this year. It’s also a reflection of our focus on premier customer service, which our Win Strategy defines as the first order of business for every Parker operating unit across the world.”

Highlights

In the third quarter, Parker Hannifin acquired 70 percent of the shares of Japan-based Kuroda Pneumatics Ltd., a wholly owned subsidiary of Kuroda Precision Industries Ltd. Kuroda Pneumatics employs 150 people, had 2005 sales of approximately $50 million, and manufactures high performance actuators, cylinders, valves, controls and other related products for a wide variety of industrial automation applications. The addition of Kuroda Pneumatics strengthens Parker’s current automation business capabilities to better serve the Japanese marketplace, and the company’s long-term commitment to accelerating its growth in the Asia Pacific region.

The company also unveiled Parker RunWise at this month’s International Waste Expo in Las Vegas. Parker RunWise is an innovative energy recovery system resulting from a unique combination of hydraulic technologies, and will be another platform that drives the company’s organic growth. An early example of what the company is planning to achieve through its Winovation initiative, Parker RunWise marks another milestone in Parker’s evolution as an innovative company with the capability to provide customers with advanced systems solutions. Initially targeted to sanitation vehicles, this unique hybrid drive system is designed to provide fleet owners with significant gains in fuel economy of up to 50 percent, reduced brake wear, reduced engine emissions, and improved acceleration. Unlike electric hybrids, Parker RunWise uses lightweight hydraulic accumulators to store the energy from braking that is otherwise lost, and converts this energy to help the vehicle accelerate.

Outlook

The company revised the range of its fiscal 2006 annual earnings guidance provided on January 18, 2006. The following table summarizes the company’s earnings guidance, including the loss of 8 cents per diluted share from the divestiture of the Thermoplastics division which was announced last quarter:

	Annual EPS Guidance
	Low	High
Previous guidance, income from continuing operations, including loss from divestiture	$4.97	$5.22
Previous guidance, income from continuing operations, excluding loss from divestiture	$5.05	$5.30
Revised guidance, income from continuing operations, including loss from divestiture	$5.07	$5.22
Revised guidance, income from continuing operations, excluding loss from divestiture	$5.15	$5.30

The company continues to expect total FAS 123R expense for equity-based compensation in fiscal 2006 to be no more than 20 cents per diluted share, which includes the 16 cents per diluted share expense already incurred fiscal year to date.

“Our current results and the positive order trends we’ve been experiencing give us confidence that we will achieve another record year,” concluded Washkewicz. “Our Win Strategy is solidly in place, providing all our operating units with clarity of goals and a strategy that will allow us to achieve them. The goals are clear and achievable — 10 percent growth, top quartile return on invested capital, and a continuing commitment to premier customer service. We’re looking forward to an excellent finish to fiscal 2006 and the continuation of our strong performance over the longer range. With the support of our shareholders, and the talents and customer devotion of our 55,000 Parker employees, we are confident that we can sustain our strong record of creating total shareholder value over the years ahead.”

In addition to this information, Parker advises shareholders to note order trends, for which the company makes a disclosure several business days after the conclusion of each month. This information is available on the company’s investor information web site, at www.phstock.com.

NOTICE OF CONFERENCE CALL: Parker Hannifin’s conference call and slide presentation to discuss its fiscal third-quarter results is available to all interested parties via live webcast today at 10:00 a.m. ET, on the company’s investor information web site, www.phstock.com. To access the call, click on the “Live Webcast” link. From this link, users also may complete a pre-call system test and register for e-mail notification of future events and information available from Parker.

With annual sales exceeding $8 billion, Parker Hannifin is the world’s leading diversified manufacturer of motion and control technologies and systems, providing precision-engineered solutions for a wide variety of commercial, mobile, industrial and aerospace markets. The company employs more than 55,000 people in 46 countries around the world. Parker has increased its annual dividends paid to shareholders for 49 consecutive years, among the top five longest-running dividend-increase records in the S&P 500 index. For more information, visit the company’s web site at www.parker.com, or its investor information site at www.phstock.com.

Forward-Looking Statements: Forward-looking statements contained in this and other written and oral reports are made based on known events and circumstances at the time of release, and as such, are subject in the future to unforeseen uncertainties and risks. All statements regarding future performance, earnings projections, events or developments are forward-looking statements. It is possible that the future performance and earnings projections of the company and individual segments may differ materially from current expectations, depending on economic conditions within both its industrial and aerospace markets, and the company’s ability to achieve anticipated benefits associated with announced realignment activities, strategic initiatives to improve operating margins, and growth and innovation initiatives. A change in economic conditions in individual markets may have a particularly volatile effect on segment results. Among the other factors which may affect future performance are: changes in business relationships with and purchases by or from major customers or suppliers, including delays or cancellations in shipments; uncertainties surrounding timing, successful completion or integration of acquisitions; threats associated with and efforts to combat terrorism; competitive market conditions and resulting effects on sales and pricing; increases in raw-material costs that cannot be recovered in product pricing; the company’s ability to manage costs related to employee retirement and health care benefits and insurance; and global economic factors, including manufacturing activity, air travel trends, currency exchange rates, difficulties entering new markets and general economic conditions such as inflation and interest rates. The company makes these statements as of the date of this disclosure, and undertakes no obligation to update them.

PARKER HANNIFIN CORPORATION - MARCH 31, 2006

CONSOLIDATED STATEMENT OF INCOME

(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
(Dollars in thousands except per share amounts)	2006	2005	2006	2005
Net sales	$2,498,068	$2,112,462	$6,769,156	$5,896,308
Cost of sales	1,952,191	1,688,804	5,313,627	4,683,403

Gross profit	545,877	423,658	1,455,529	1,212,905
Selling, general and administrative expenses	276,700	215,231	759,559	627,483
Interest expense	21,038	17,079	57,096	50,494
Other (income) expense, net	(6,929)	2,026	4,242	11,568

Income from continuing operations before income taxes	255,068	189,322	634,632	523,360
Income taxes	77,545	48,676	184,237	146,265

Income from continuing operations	177,523	140,646	450,395	377,095
Discontinued operations		(1,276)	28,884	66,185

Net income	$177,523	$139,370	$479,279	$443,280

Earnings per share:
Basic earnings per share from continuing operations	$1.49	$1.18	$3.78	$3.17
Discontinued operations		(.01)	.25	.56

Basic earnings per share	$1.49	$1.17	$4.03	$3.73

Diluted earnings per share from continuing operations	$1.46	$1.16	$3.73	$3.13
Discontinued operations		(.01)	.24	.55

Diluted earnings per share	$1.46	$1.15	$3.97	$3.68

Average shares outstanding during period - Basic	119,453,865	119,173,986	119,052,517	118,787,238
Average shares outstanding during period - Diluted	121,180,698	120,769,762	120,647,547	120,534,917

Cash dividends per common share	$.23	$.20	$.69	$.58

Note: Certain prior period amounts have been reclassified to conform to the current year presentation. BUSINESS SEGMENT INFORMATION BY INDUSTRY (Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
(Dollars in thousands)	2006	2005	2006	2005
Net sales
Industrial:
North America	$1,062,686	$924,975	$2,921,651	$2,576,556
International	774,018	623,343	2,071,308	1,755,537
Aerospace	390,966	337,314	1,085,047	995,409
Climate & Industrial Controls	270,398	226,831	691,150	568,807

Total	$2,498,068	$2,112,463	$6,769,156	$5,896,309

Segment operating income
Industrial:
North America	$164,659	$120,133	$432,019	$339,804
International	98,933	63,079	247,442	191,167
Aerospace	54,470	43,945	156,575	144,779
Climate & Industrial Controls	23,752	26,513	52,282	51,241

Total segment operating income	$341,814	$253,670	$888,318	$726,991
Corporate general and administrative expenses	36,159	23,395	93,475	79,264

Income from continuing operations before interest expense and other	305,655	230,275	794,843	647,727
Interest expense	21,038	17,079	57,096	50,494
Other expense	29,549	23,874	103,115	73,873

Income from continuing operations before income taxes	$255,068	$189,322	$634,632	$523,360

Note: Certain prior period amounts have been reclassified to conform to the current year presentation.

PARKER HANNIFIN CORPORATION - MARCH 31, 2006

CONSOLIDATED BALANCE SHEET

(Unaudited)

	March 31,
(Dollars in thousands)	2006	2005
Assets
Current assets:
Cash and cash equivalents	$250,740	$104,284
Accounts receivable, net	1,452,783	1,265,734
Inventories	1,137,108	1,051,678
Prepaid expenses	48,505	42,096
Deferred income taxes	111,542	106,506

Total current assets	3,000,678	2,570,298
Plant and equipment, net	1,638,492	1,609,289
Goodwill	2,000,264	1,403,232
Intangible assets, net	442,413	199,349
Other assets	890,670	840,032
Net assets of discontinued operations		95,323

Total assets	$7,972,517	$6,717,523

Liabilities and shareholders’ equity
Current liabilities:
Notes payable	$365,306	$18,098
Accounts payable	619,558	518,920
Accrued liabilities	626,807	556,004
Accrued domestic and foreign taxes	109,155	118,012

Total current liabilities	1,720,826	1,211,034
Long-term debt	1,054,498	966,814
Pensions and other postretirement benefits	1,066,414	822,124
Deferred income taxes	98,791	73,118
Other liabilities	211,867	183,382
Shareholders’ equity	3,820,121	3,461,051

Total liabilities and shareholders’ equity	$7,972,517	$6,717,523

Note: Certain prior period amounts have been reclassified to conform to the current year presentation. CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)
	Nine Months Ended March 31,
(Dollars in thousands)	2006	2005
Cash flows from operating activities:
Net income	$479,279	$443,280
Net (income) from discontinued operations	(28,884)	(66,185)
Depreciation and amortization	209,269	195,762
Stock-based compensation	28,072
Net change in receivables, inventories, and trade payables	(105,648)	(43,316)
Net change in other assets and liabilities	38,925	(4,489)
Other, net	(1,713)	(2,317)
Discontinued operations	(9,266)	(24,336)

Net cash provided by operating activities	610,034	498,399

Cash flows from investing activities:
Acquisitions (net of cash of $20,846 in 2006 and $4,653 in 2005)	(809,566)	(530,901)
Capital expenditures	(152,654)	(111,660)
Proceeds from sale of businesses	92,715	120,000
Other, net	10,642	27,483
Discontinued operations	(100)	(2,148)

Net cash (used in) investing activities	(858,963)	(497,226)

Cash flows from financing activities:
Net proceeds from common share activity	27,517	5,946
Net proceeds from (payments of) debt	217,380	(21,175)
Dividends	(82,101)	(68,880)

Net cash provided by (used in) financing activities	162,796	(84,109)

Effect of exchange rate changes on cash	793	3,373

Net (decrease) in cash and cash equivalents	(85,340)	(79,563)
Cash and cash equivalents at beginning of period	336,080	183,847

Cash and cash equivalents at end of period	$250,740	$104,284

Note: Certain prior period amounts have been reclassified to conform to the current year presentation.